                                                              Exhibit 24.1


The Board of Directors
Strategic Diagnostics Inc.:


We consent to the use of our report incorporated herein by reference related to the consolidated balance sheets of EnSys Environmental Products, Inc. and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995.

Our report refers to the fact that EnSys Environmental Products, Inc. adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994.


                                               /s/ KPMG Peat Marwick LLP

Raleigh, North Carolina
January 23, 1997